Final Term Sheet

Filed Pursuant to Rule 433

Registration Statement No. 333-220010

May 20, 2020

NUCOR CORPORATION

$500,000,000 2.000% Notes due 2025

$500,000,000 2.700% Notes due 2030

Issuer:	Nucor Corporation

Expected Ratings (Moody’s / S&P)*:	Baa1 (Stable) / A- (Stable)

Trade Date:	May 20, 2020

Settlement Date:	May 22, 2020 (T+2)

Security:	2.000% Notes due 2025 (the “2025 Notes”) 2.700% Notes due 2030 (the “2030 Notes”)

Principal Amount:	$500,000,000 for the 2025 Notes $500,000,000 for the 2030 Notes

Maturity Date:	June 1, 2025 for the 2025 Notes June 1, 2030 for the 2030 Notes

Benchmark Treasury:	0.375% due April 30, 2025 for the 2025 Notes 0.625% due May 15, 2030 for the 2030 Notes

Benchmark Treasury Price / Yield:	100-06 ¾ / 0.332% for the 2025 Notes 99-14+ / 0.682% for the 2030 Notes

Spread to Benchmark Treasury:	T+170 bps for the 2025 Notes T+205 bps for the 2030 Notes

Yield to Maturity:	2.032% for the 2025 Notes 2.732% for the 2030 Notes

Price to Public:	99.848% of the principal amount for the 2025 Notes 99.721% of the principal amount for the 2030 Notes

Coupon:	2.000% for the 2025 Notes 2.700% for the 2030 Notes

Interest Payment Dates:	June 1 and December 1, commencing December 1, 2020

Make Whole Call:	T+30 bps for the 2025 Notes (before May 1, 2025) T+35 bps for the 2030 Notes (before March 1, 2030)

Par Call:	On or after May 1, 2025 (1 month prior to maturity) for the 2025 Notes On or after March 1, 2030 (3 months prior to maturity) for the 2030 Notes

CUSIP / ISIN:	670346 AR6 / US670346AR69 for the 2025 Notes 670346 AS4 / US670346AS43 for the 2030 Notes

Joint Book-Running Managers:	BofA Securities, Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC
Deutsche Bank Securities Inc.
RBC Capital Markets, LLC
U.S. Bancorp Investments, Inc.

Co-Managers:	Fifth Third Securities, Inc.
MUFG Securities Americas Inc.
PNC Capital Markets LLC
Siebert Williams Shank & Co., LLC SunTrust Robinson Humphrey, Inc.

*	Note: A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322, J.P. Morgan Securities LLC collect at 212-834-4533 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.